Press Release

FOR IMMEDIATE RELEASE

American Mold Guard Reports Third Quarter 2006 Results

SAN JUAN CAPISTRANO, Calif., October 19, 2006-- American Mold Guard, Inc. (NasdaqCM: AMGI, AMGIW, AMGIZ), an industry leader in the field of mold prevention services, today announced financial results for its third quarter ended September 30, 2006.

Third Quarter Results

The company reported third quarter 2006 net sales of $2.24 million, an increase of 19 percent from $1.88 million for the third quarter of 2005. For the nine months ended September 30, 2006 the company also reported net sales of $7.6 million, an increase of 83 percent from the same period in 2005. Net sales increased primarily due to higher demand for the company's services, expansion into new regions and price increases enacted in the beginning of the year. Gross margin for the third quarter of 2006 was $972,305, or 43.4 percent, as compared to $483,012 or a 25.6 percent gross margin for the third quarter of 2005. The gross margin increase was realized through less material usage and reduced material cost, improved crew productivity on higher sales volume, reduced equipment rental costs as well as price increases the company implemented in the beginning of the year.

The company reported a net loss for the third quarter of 2006 of $1.37 million, or $.30 per share, compared to a net loss of $928 thousand, or $1.08 per share, for the third quarter of 2005. The third quarter 2006 net loss increase from the prior year was primarily due to the increased cost of being a public company, investments in new regions and service centers and marketing of the company's brand, products and services. The per share net loss information reflects the effect of the one-for-.340124209 reverse stock split, effective April 7, 2006.

"During the third quarter we felt the impact of the housing market decline as well as a slowdown in the pace of the Gulf restoration activity during the hurricane season" said Tom Blakeley, Chief Executive Officer. "Despite these near-term challenges, the company recorded strong year-to-date sales growth of 83% as compared to the same period a year ago. Our productivity improvements implemented in the third quarter of this year, are beginning to show results as gross margin continued to expand at record levels. Through tight cost control the company was able to reduce SG&A by $293,000 or 11 percent, as compared to last quarter, positioning the company closer to profitability" added Mr. Blakeley. "Growing our sales and achieving profitability continues to be a key priority of the company. We are increasing our sales efforts by targeting multifamily builders and expanding our service footprint and offerings. We recently announced the addition of Dr. Asif Ali and Dr. Atif Malik to American Mold Guard's wholly owned subsidiary, AMG Scientific, LLC. We believe that their experience with hospital acquired infections (HAIs) and industry contacts coupled with American Mold Guard's innovative surface applications will enable us to expand our service offerings, using our existing operational infrastructure, to help reduce the number of HAIs in hospitals and other institutions" concluded Mr. Blakeley.

Conference Call and Webcast

American Mold Guard will discuss its third quarter 2006 results, on a conference call today beginning at 1:30 p.m. Pacific Daylight Time. You can listen to the call by Domestic Dial at 800-688-0836 or by International Dial at 617-614-4072 using the participant passcode 60769109.

You can also access via a live webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=196351&s=wm&e=1401176. Prior to the call, the company intends to post on its website a copy of the company's current report on Form 8-K dated October 19, 2006 including its operating results for the quarter ended September 30, 2006. The company's web site can be accessed at www.americanmoldguard.com under "Investor Relations / Press Releases".

About American Mold Guard

American Mold Guard, Inc. (Nasdaq:AMGI), founded in 2002, is the industry leader in the field of mold prevention services. Its services are primarily focused on the residential real estate construction industry in California, Texas, Louisiana, Mississippi and Florida; with active expansion throughout the United States. Its customers include many of the largest national and regional home builders. Visit: www.americanmoldguard.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product and service development and market strategy. These statements may be identified by the fact that they use words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "will likely result," "will continue," "may," "could" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, competitive product and service development, future broad market acceptance of mold and hospital acquired infection prevention services, difficulties in raising additional capital in the future, difficulties and delays in establishing the "Mold Guard" brand, the impact of the absence of significant proprietary technology underlying our services, a continued and long-term dependence on a limited number of customers, changes to the inventory levels of the company's raw materials suppliers, the impact of a continued absence of exclusive or long-term commitments from the company's customers, changes in the anticipated size or trends of the markets in which the company competes, judicial decisions and governmental laws and regulations, and changes in general economic conditions in the markets in which the company may compete. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise..

For Further Information:

RedChip.

Sanford Diday

1-800-733-2447

sanford@redchip.com

Anne Steinberg or James Briggs

Kitchen Public Relations

212-687-8999

anne@kitchenpr.com or jbribbs@kitchenpr.com

At the Company: Investor Relation Contact

Paul Bowman
Chief Financial Officer
(949) 240-5144
pbowman@americanmoldguard.com

AMERICAN MOLDGUARD, INC.
CONDENSED CONSOLIDATED (UNAUDITED) STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006

Revenue, Net	$ 1,883,572	$ 2,240,985	$ 4,143,446	$ 7,594,607
Cost of Revenue
Direct Costs	1,371,198	1,202,630	3,207,321	4,215,926
Depreciation Expense	29,363	66,051	74,404	137,664
Total Cost of revenue	1,400,561	1,268,680	3,281,725	4,353,590

Gross Margin	483,012	972,305	861,721	3,241,017

Selling, general and administrative expenses	1,226,623	2,445,107	3,558,572	6,747,675
Loss from operations	(743,612)	(1,472,802)	(2,696,851)	(3,506,658)

Interest expense, net	(184,149)	102,350	(578,863)	(2,539,699)
Loss before provision for taxes	(927,761)	(1,370,452)	(3,275,715)	(6,046,357)

Provision for taxes	386	2,658	1,336	7,490
Net Loss	(928,147)	(1,373,110)	(3,277,051)	(6,053,848)

Dividends on cumulative preferred stock	35,159	0	70,318	304,163
Net Loss applicable to common shareholders	(963,306)	(1,373,110)	(3,347,369)	(6,358,011)

Basic and diluted net loss per share	$ (1.08)	$ (0.30)	$ (3.64)	$ (2.32)

Dividends accumulated for the year on cumulative preferred stock	$ (0.04)	$ -	$ (0.08)	$ (0.12)

Net Loss attributable to common stock per share	$ (1.12)	$ (0.30)	$ (3.72)	$ (2.44)

Weighted average number of common shares outstanding
basic and diluted	862,916	4,584,187	899,423	2,610,407

AMERICAN MOLDGUARD, INC.
CONDENSED CONSOLIDATED (UNAUDTIED) BALANCE SHEET

	December 31, 2005	September 30, 2006

ASSETS

Current Assets:
Cash & cash equivalents	$ 67,782	$ 7,181,269
Accounts receivable, less allowance for doubtfull accounts	1,257,356	1,380,393
Inventories	38,039	106,167
Deferred Offering Costs	620,882	0
Deposits	115,935	527,887
Other Current Assets	80,122	39,602
Total Current Assets	2,180,116	9,235,319

Property & Equipment	309,465	848,596
Intangible Assets	2,536	2,029

TOTAL ASSETS	$ 2,492,117	$ 10,085,944

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
Accounts payable and accrued liabilities	$ 1,908,414	$ 1,452,307
Lease line of credit	-	520,320
Accrued payroll-related expenses	1,687,833	1,144,335
Short term notes payable	3,129,986	1,581
Accrued interest payable	372,326	0
Total Current Liabilities	7,098,560	3,118,543

Long-term liabilities
Long-term notes payable, net of discount	835,089	-

Total Liabilities	$ 7,933,649	$ 3,118,543

Shareholders' Equity (Deficiency)
Series A Preferred Stock	625,000	0
Series B Preferred Stock	859,000	0
Common Stock	1,475,262	16,582,454
Additional paid-in capital	2,005,289	6,872,685
Accumulated deficiency	(10,406,083)	(16,459,931)
Total Shareholders' Equity (Deficiency)	(5,441,532)	6,967,402

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)	$ 2,492,117	$ 10,085,945